8-K Cover

EXHIBIT 99.3

downeysavings.com

September 26, 2007

Frederic R. McGill
8714 Portafino Place
Whittier, CA 90603

Dear Rick:

We are pleased to present you with an offer for the position of President of Downey Savings and Loan Association, F.A. (the “Company”) and its holding company, Downey Financial Corp.

The compensation package we are offering you consists of a base salary of Five Hundred Ninety Thousand and 00/100 Dollars ($590,000.00) per year (the “Base Salary”) together with the one-time signing bonus set out in the Employment Agreement (as defined below). In addition, beginning with the 2008 plan year you will be eligible for participation in the Annual Incentive Plan (as defined below) at the “Individual Target Bonus Percentage” (as used in the Plan) of 100% of your Base Salary subject to and in accordance with the terms and conditions of the Plan. You acknowledge that, among other terms and conditions of the Annual Incentive Plan, the award and amount of bonuses under the Plan are contingent upon and determined by the extent (if any) to which individual and corporate performance goals set by the Company (or its holding company) are achieved during each given plan year. You also acknowledge that your participation in the Plan, once you are eligible, will be subject to the administration of the Plan by the Company (or its holding company) as administered for the other executive officers of the Company.

The phrase “Annual Incentive Plan” or “Plan” as used in this letter means the Annual Incentive Plan currently in effect and attached hereto as Exhibit A (or such other annual incentive plan as may later pertain to executive officers of the Company) as modified from time to time in whole or in part by the Company (or its holding company) in its sole and subjective discretion. The phrase “Employment Agreement” means that certain Employment Agreement between you and the Company dated as of even date herewith.

Following completion of three (3) full months of service, you will be eligible to participate in the Company’s benefit plans and programs. Such benefit plans and programs include the Flexible Benefits Program consisting of medical, dental, vision and life insurance options for you and your dependents, and the Employees’ Retirement and Savings Plan which is the Company’s 401(k) plan.

You will accrue four (4) weeks of vacation for each full year of employment at a rate of 6.67 hours per pay period beginning with the first pay period in which you receive a paycheck. You will also receive a prorated share of the 80 hours sick time awarded annually based on the first pay period in which you receive a paycheck.

Downey Savings and Loan Association, F.A.
3501 Jamboree Road • P. O. Box 6000 • Newport Beach, California 92658-6000 • 949-854-3100

Frederic R. McGill

We look forward to you joining the Company on October 29, 2007. We believe your experience will provide great expertise to the Company.

If you have any questions, please feel free to give me a call at (949) 509-4202.

Sincerely,

Daniel D. Rosenthal
Chief Executive Officer

ACKNOWLEDGED AND AGREED:

_____________________________________
Frederic R. McGill

_____________________________________
Date

Downey Savings and Loan Association, F.A.
3501 Jamboree Road • P. O. Box 6000 • Newport Beach, California 92658-6000 • 949-854-3100

Exhibit A

Annual Incentive Plan

DOWNEY FINANCIAL CORP.
2007 Annual Incentive Plan
Executive Management

OBJECTIVE

The Downey Financial Corp. Annual Incentive Plan, (the “Plan”), is designed to motivate and reward eligible executive management of Downey Financial Corp., Downey Savings and Loan Association, F.A., and DSL Service Company (the “Company”) for performance that results in achievement of key organizational and individual executive goals. Objectives are established to align executives’ interest and performance with interests of Downey Financial Corp.

ELIGIBILITY

Those eligible to participate in this plan include executives with broad responsibility and decision-making authority who have a major impact on the results of their own functional areas and on the overall performance of the Company. Plan participation and participation level (expressed as a percentage of base salary) is subject to the approval of the Compensation Committee and the Board of Directors and may be revised by the Board, based on the performance of the Company. For those individuals who become eligible to participate mid-year, the incentive award will be prorated for the percentage of the year the employee was eligible to participate. If an eligible employee receives a base salary adjustment during the plan year, the annual base salary will be prorated for the percentage of the year each salary was in effect and the incentive payment will be calculated on the adjusted base salary.

PERFORMANCE MEASURES

The Plan consists of two separate measurement factors which are combined to establish the total incentive opportunity. A participant’s ability to earn any portion of the incentive is based on the successful attainment of the Company’s Business Performance as measured by net income and the achievement of established Individual Performance/Goals.

BUSINESS PERFORMANCE

In determining any potential award, the business performance component will be based on a Net Income target of [redacted]. In order for any award to be paid, the Business Performance Percentage must be 80% or greater. The table below summarizes the required net income levels. The Business Performance Percentage is adjusted as illustrated in the table below to determine the Adjusted Business Performance Percentage (or bonus potential) before individual performance assessment. The Adjusted Business Performance Percentage is increased in 2% increments for every percentage the Business Performance Percentage is above 80% and at or below 100%, and is increased in 1% increments for every percentage the Business Performance Percentage is above 100%, up to a maximum business percentage of 120%.

		Adjusted Business
Actual	Business Performance	Performance Percentage
Net Income	Percentage	(i.e., Bonus Potential)
[Redacted]	120%	120%
[Redacted]	100%	100%
[Redacted]	80%	60%
	Below 80%	0%

INDIVIDUAL PERFORMANCE

Individual performance will be evaluated and a performance rating established by the Chief Executive Officer, and reviewed by the Compensation Committee and the Board of Directors of Downey. In making this evaluation, appropriate weight is given to the degree of achievement of pre-determined division/department objectives as well as evaluation of job responsibilities and performance factors.

The table below summarizes the Individual Performance ratings and corresponding percentage adjustments.

Individual Performance
Individual Performance	Percentage Factor
5 – Outstanding Performance	110% - 120%
4 – Exceeds Expectations	100% - 110%
3 – Meets Expectations	80% - 100%
2 – Needs Improvement	0% - 80%
1 – Not Performing Job	0%

CALCULATION OF AWARD

The actual award received, if any, will be based on the following Formula (see attached example [example redacted]):

Base		Individual Target		Adjusted Business		Individual
Salary	x	Bonus %	x	Performance	x	Factor	=	Bonus

PAYMENT

Overall performance will be assessed within 60 days after the end of the Plan Year. The participant must be actively employed on the date of the payout in order to receive an incentive payment, unless termination is due to death, incapacitation or retirement. Payment will be prorated in this situation. Awards will be paid in February following the Plan year or as soon as administratively possible. Checks are subject to appropriate tax withholdings as well as any 401(k) and or deferred compensation deductions.

TERMINATION AND MODIFICATION

This incentive plan will be reviewed periodically to evaluate its effectiveness. The Board of Directors has the authority to modify or terminate any part of this plan at their discretion, at any time.

EFFECTIVE DATE

The Plan operates on a fiscal year basis and this Plan summary is effective January 1, 2007 and amends all prior Annual Incentive Plans for Executive Management previously approved by Downey Savings and Loan Association Board of Directors, including the plan approved on April 28, 1993.

8-K Cover